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Exhibit 10E

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The Chase Manhattan Corporation Annual Incentive
Compensation Program

The Chase Manhattan Corporation ("CMC") hereby sets forth the principles and primary terms and conditions for annual incentive compensation plans and programs maintained for employees of CMC, The Chase Manhattan Bank, N.A.
(the "Bank") or other subsidiaries of CMC (together, the "Subsidiaries"). Several of the Subsidiaries, including the Bank, have implemented Plans
(the "Plans") for incentive awards which provide for annual cash bonuses to be paid to selected employees. It is intended that the Plans will operate in accordance with the principles, terms and conditions of this Program under the supervision of the Compensation Committee of the Board of Directors of CMC (the "Committee").

1.Purpose
The purpose of these Plans is to attract and retain highly qualified employees who will be motivated toward the success of CMC and its Subsidiaries, and to reward such employees in a manner which is consistent with competitive practice and the performance of CMC, the Subsidiary and/or various business units of the Subsidiary.

2.Administration and Interpretation
Administration. The overall administration and operation of the Plans shall be consistent with the principles, terms and provisions of this Program and shall be supervised by the Committee. The Committee shall review and approve any Plan, and any amendment to any Plan, prior to its implementation. The Committee shall establish guidelines for the interpretation of Plans, as well as rules and regulations for the administration of Plans. The day-to-day administration and operation of the Plans may be carried out by such employees of CMC or its Subsidiaries as shall be provided in each Plan or as may be designated from time to time by the Committee.

3.Eligibility for an Award
Selected employees of CMC or its Subsidiaries who are employed for the required period during a calendar year may be eligible to receive an award under a Plan for that calendar year. Eligibility for an award shall be governed by the individual Plans approved by the Committee.

4.Determination of Plan Awards
a. Total Amount of Awards. The aggregate amount of awards is contingent on the evaluation by the Committee, or other appropriate body, of performance factors for CMC and the Subsidiary and, if appropriate, the various business unit covered by the Plan. This evaluation will include measures of financial performance and risk management objectives, and the aggregate amount of awards may be adjusted, as appropriate, to reflect longer term trends in performance and portfolio quality or other factors.

   The aggregate amount to be made available for awards for performance during a calendar year under the Plans shall be reviewed by the Committee.

b. Determination of Individual Awards. An individual may be recommended for an award on the basis of his/her performance. The amount of individual award opportunity, and any limits on awards, shall be governed by the applicable Plan provisions.

   Individual awards may be recommended only after a thorough review of performance, including reviews with other business managers, business credit officers, internal control officers, and functional executives, as appropriate. The review process shall ensure that individual results achieved are qualitatively balanced with corporate values regarding customer focus, respect, teamwork, professionalism and quality.

   All award recommendations require the specific approval of two levels of management. Any award to the Chairman, President, or inside director of CMC or the Bank must be approved by the Board of Directors of CMC or the Bank as the case may be.

5. Payment of Awards
a. Payment of Cash Awards. Except to the extent that receipt of all or a portion of an employee's award for performance during a calendar year is deferred under paragraph 6 below, such award shall be paid to such employee in a lump sum payment no later than March 1st of the calendar year following the year for which the award is made.

b. Withholding Taxes, etc. All award payments shall be reduced by any required withholdings.

6. Deferral of Receipt of an Award
a. Deferral Methods. Where appropriate, a Plan may provide for the deferral of awards either at the discretion of the Committee or other supervising body or by an irrevocable election by the potential award recipient. Any such irrevocable election shall be made by the employee's filing a written notice on the correct form and under the terms and conditions prescribed by the Plan or the Corporate Human Resources Executive.

b. Payments in the Event of a Change in Control of CMC. The terms and conditions for the deferral of the payment of an award shall include an acceleration of payment in the event of a "change in control" of CMC as defined in the resolutions of the Board of Directors of CMC of July 18, 1990, as amended from time to time.

c. Acceleration of Payments. In the event of a change in the Federal income tax laws, regulations, rulings or other factors affecting the continued appropriateness of deferred awards under a Plan, the Committee or other appropriate person or entity may, in its sole discretion, accelerate or change the rate of payment or distribution of any employee's interest in the Plan.

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7. Termination of Employment
An eligible employee whose employment terminates without the consent of his/her employer(s) prior to the completion of the annual performance period shall forfeit eligibility for any award.

If an employee is transferred to another business unit within CMC or a Subsidiary, such transfer shall not be a termination of employment for purposes of this Program.

8. Miscellaneous
a. No Employment Contract, etc. Nothing in this Program or in any of the Plans shall be construed as conferring upon an employee any right to continue in the employ of his/her employer, CMC or any Subsidiary, or any right to any award prior to advice by CMC or the relevant Subsidiary that a specific award has been made to such employee.

b. No Restriction on Corporate Action. Nothing contained in the Plans shall be construed to prevent CMC or any Subsidiary from taking any action which is deemed to be appropriate, whether or not such action would have an adverse effect on any of the Plans or any possible awards or accounts under the Plan. No employee, beneficiary or other person shall have any claims against CMC or any Subsidiary as a result of any such action.

c. No Assignment. Neither an employee nor an employee's beneficiary shall have the power or right to transfer, mortgage or otherwise encumber any interest in a Plan in advance of the time such interest is awarded and paid under the terms of the Plan.

   Generally, the obligations of any employer under a Plan is not assignable or transferable except to a corporation that acquires all or substantially all of the assets of the employer or any corporation into which the employer may be merged or consolidated.

d. Limitation on Liability. No Directors, officers or employees of CMC or any Subsidiary, shall be liable for any act, omission, interpretation, construction or determination made in connection with a Plan in good faith and such individuals shall be entitled to indemnification and reimbursement in respect of any claim, loss, damage or expense (including counsel fees) arising from their acts, omissions and conduct in their official capacity with respect to the Plan to the full extent permitted by law and under any directors' and officers' liability insurance coverage which may be in effect from time to time.

e. Governing Law. To the extent possible Plans shall be construed in accordance with and be governed by the laws of the State of New York without reference to conflict of law provisions.

9. Amendment and Termination
The sponsor of each Plan shall reserve the right from time to time and at any time to amend, suspend, discontinue or terminate its Plan; provided however, that no such amendment, suspension, discontinuance or termination shall adversely affect the rights of any employee already accrued under the particular Plan unless such employee consents to such change.